                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  6 )
                                             ---

                                H.D. Vest, Inc.
      ------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
      ------------------------------------------------------------------
                        (Title of Class of Securities)

                                  404150-10-4
      ------------------------------------------------------------------
                                 (CUSIP Number)



Check the following block if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No.    404150-10-4               13G                 Page  1  of  4  Pages
          -----------------                                     ---    ---
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1)   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barbara Howard Vest Hancock, ###-##-####

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2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      N/A

     (a)......................................................  [__]

     (b)......................................................  [__]

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3)   SEC USE ONLY .............................................................

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4)   CITIZENSHIP OR PLACE OF ORGANIZATION............................   USA
                                                                     ---------
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 Number of      5)  Sole Voting Power................................    28%
                                                                     ---------
  Shares        ----------------------------------------------------------------
                6)  Shared Voting Power..............................     0%
Benefically                                                          ---------
                ----------------------------------------------------------------
  Owned by      7)  Sole Dispositive Power...........................  12.2%
                                                                     ---------
   Each         ----------------------------------------------------------------
                8)  Shared Dispositive Power.........................   4.9%
 Reporting                                                           ---------
                ----------------------------------------------------------------
  Person

   With
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(9)  Aggregate Amount Beneficially Owned by Reporting Person.........1,519,746
                                                                     ---------
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(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*.................................................   N/A
                                                                     ---------
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(11) Percent of Class Represented by Amount in Row 9.................    28%
                                                                     ---------
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(12) Type of Reporting Person*.......................................    IN
                                                                     ---------
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                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                 SCHEDULE 13G
                                 ------------


Item 1.   (a)  Name of Issuer:

               H.D. Vest, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               433 E. Las Colinas Boulevard
               Third Floor
               Irving, Texas  75039


Item 2.   (a)  Name of Person Filing:

               Barbara Howard Vest Hancock

          (b)  Address of Principal Business Office or, if none, Residence:

               433 E. Las Colinas Boulevard
               Third Floor
               Irving, TX  75039

          (c)  Citizenship:

               Citizen of U.S.A.

          (d)  Title of Class of Securities:

               Common Stock

          (e)  CUSIP Number:

               404150-10-4


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

          (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Company Act
          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

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          (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Paragraph 240.13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with Paragraph 240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h)  [ ]  Group, in accordance with Paragraph 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership.

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount Beneficially Owned:  1,519,746

          (b)  Percent of Class:  28%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote

                     1,519,746

               (ii)  shared power to vote or to direct the vote

                     -0-

               (iii) sole power to dispose or to direct the
                     disposition of

                     660,124 (The remaining shares of stock are currently subject to an Escrow Agreement with the State of Texas and a Security Agreement with H.D. Vest, Inc.)

               (iv)  shared power to dispose or to direct
                     the disposition of

                     266,666

Item 5.   Ownership of Five Percent or less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
          following [ ].    N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          N/A


Item 8.   Identification and Classification of Members of the Group.

          N/A


Item 9.   Notice of Dissolution of Group.

          N/A


Item 10.  Certification.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               1/22/97
                                    --------------------------------
                                    Date

                                     /s/ BARBARA HOWARD VEST HANCOCK
                                    --------------------------------
                                    Signature


                                    Barbara Howard Vest Hancock
                                    --------------------------------
                                    Name/Title